Exhibit 99.1

Basin Water, Inc. Acquires Bioreactor and Biofilter Business

of Shaw Environmental & Infrastructure, Inc.

RANCHO CUCAMONGA, Calif.—(BUSINESS WIRE)—September 22, 2008—Basin Water, Inc. (Nasdaq:BWTR) today announced that it has acquired the bioreactor and biofilter business of Shaw Environmental & Infrastructure, Inc., (Shaw) for $1.5 million cash (subject to adjustment for working capital) plus the settlement of a disputed claim against Shaw for amounts Basin Water claims to be owed by Shaw. That dispute involves an ion exchange unit purchase agreement executed by Basin Water and Shaw on December 23, 2005, (2005 Purchase Agreement) which was structured as a $5 million sale of water treatment units by Basin Water to Shaw in two parts: (1) a sale of three water treatment systems in 2005 for total consideration of approximately $2.3 million and (ii) a sale of additional water treatment systems in 2006 for total consideration of approximately $2.7 million (subsequently adjusted to $2.5 million). In settling this dispute, Shaw relinquishes whatever claims to or rights it may have under the 2005 Purchase Agreement generally, and in particular to the ion exchange units that were the subject of the agreement.

In the transaction, Basin Water acquired the assets of Shaw’s bioreactor and biofilter business, which include the design and supply of fluidized bed, membrane, and suspended carrier bioreactors for the treatment of groundwater and wastewater streams in industrial, municipal and federal applications. The business also includes the design and supply of biofilters for the treatment of air streams from municipalities and industry for the removal of odor-causing and other contaminants.

“We believe this transaction will further enhance our ability to treat organic contaminants in both the municipal and industrial arenas,” said Basin Water President and Chief Executive Officer Michael Stark.

“By applying our business model of providing systems along with long-term service contracts to the bioreactor product lines, we expect, over time, to add a new growth element to the process design, project execution and intellectual property base that makes up the acquired business,” Mr. Stark said. “Where customers with installed bioreactors so desire, we expect to provide them with long-term service contracts that guarantee performance and costs of controllable elements of operation. We also expect to provide service options to new customers going forward.”

“The acquisition also will bring to Basin Water a team of approximately 20 experienced and capable engineers, scientists and design professionals who will enhance our ability to provide our full line of cost-effective, technology driven treatment systems to the market. This team developed the bio-filtration technologies that we are acquiring. They share our passion for excellence and commitment to customer service through implementation of superior technologies.”

“In addition, the transaction will provide Basin Water with a significant presence in the Northeast via a facility in the Trenton, N.J. area.” Mr. Stark said.

In addition, Basin Water shall have the title to and the right to resell the ion exchange treatment units that are the subject of the 2005 Purchase Agreement with Shaw. Basin Water can deploy these units very rapidly to customers whose requirements can be met by those units, the Company said.

About Basin Water

Basin Water, Inc. designs, builds and implements systems for the treatment of contaminated groundwater, and industrial process water. It provides reliable sources of drinking water for many communities, and the ability to comply with environmental standards and recover valuable resources from process and waste water streams. Basin Water has developed proprietary, scalable ion-exchange and other proprietary treatment systems that effectively process contaminated water in an efficient, flexible and cost effective manner. Additional information may be found on the Company’s web site: www.basinwater.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the Company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the Company’s ability to integrate the bioreactor and biofilter business and operate it on a profitable basis, the Company’s ability to retain the employees associated with the bioreactor and biofilter business, the Company’s ability to resell the units that are the subject of the 2005 Purchase Agreement with Shaw, the effect of any potential restatement of the Company’s financial statements, the Company’s limited operating history, significant operating losses associated with certain of the Company’s contracts, the Company’s ability to identify and consummate other acquisition opportunities that improve the Company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the Company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the Company’s ability to protect its intellectual property, regulatory approvals of the Company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the Company’s ability to attract and retain qualified personnel and management members, the Company’s ability to manage its capital to meet future liquidity needs, changes in the board of directors and the timing of the Company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these forward-looking statements to reflect any change in future events.

SOURCE: Basin Water, Inc.

Basin Water, Inc.

Michael M. Stark

President & Chief Executive Officer

888 481-6811

www.basinwater.com